                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G
                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO RULE 13d-2(b)

                                  (AMENDMENT NO. 1)



                        Specialty Chemical Resources, Inc.
------------------------------------------------------------------------------
                                 (Name of Issuer)


                                   Common Stock
------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      84748720
------------------------------------------------------------------------------
                                   (CUSIP Number)

-----------------------                           ----------------------------
  CUSIP No. 84748720               13G                Page 2 of 12 Pages
-----------------------                           ----------------------------

------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

     Wolverine Investors                                          36-2945436
------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
------------------------------------------------------------------------------
 (3) SEC USE ONLY


------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     531,600
 OWNED BY                    -------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     0
                             -------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  531,600
                             -------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     531,600
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /
------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.7%
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     PN
------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   Page 2 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 84748720               13G                Page 3 of 12 Pages
-----------------------                           ----------------------------

------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

     Lakeview Trust                                                36-6204668
------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
------------------------------------------------------------------------------
 (3) SEC USE ONLY


------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    -------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     531,600
                             -------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             -------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  531,600
------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     531,600
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /
------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.7%
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     00
------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   Page 3 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 84748720               13G                Page 4 of 12 Pages
-----------------------                           ----------------------------

------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

     1990 Bronx Trust                                            36-6934860
------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
------------------------------------------------------------------------------
 (3) SEC USE ONLY


------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    -------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     531,600
                             -------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             -------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  531,600
------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     531,600
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /
------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.7%
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     00
------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   Page 4 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 84748720               13G                Page 5 of 12 Pages
-----------------------                           ----------------------------

------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

     1990 Bronx Trust #1                                          36-6934861
------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
------------------------------------------------------------------------------
 (3) SEC USE ONLY


------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    -------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     531,600
                             -------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             -------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  531,600
------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     531,600
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /
------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.7%
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     00
------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   Page 5 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 84748720               13G                Page 6 of 12 Pages
-----------------------                           ----------------------------

------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

     1990 Des Moines Trust #1                                     36-6934865
------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
------------------------------------------------------------------------------
 (3) SEC USE ONLY


------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    -------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     531,600
                             -------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             -------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  531,600
------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     531,600
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /
------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.7%
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     00
------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   Page 6 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 84748720               13G                 Page 7 of 12 Pages
-----------------------                           ----------------------------

------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

     JJ 1994 Trust                                               36-7107428
------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
------------------------------------------------------------------------------
 (3) SEC USE ONLY


------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    -------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     531,600
                             -------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             -------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  531,600
------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     531,600
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /
------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.7%
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     00
------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   Page 7 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 84748720               13G                Page 8 of 12 Pages
-----------------------                           ----------------------------

------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

     1990 Des Moines Trust                                        36-6934863
------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
------------------------------------------------------------------------------
 (3) SEC USE ONLY


------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     3,600
 OWNED BY                    -------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     531,600
                             -------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  3,600
                             -------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  531,600
------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     535,200
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /
------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.8%
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     00
------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   Page 8 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 098072101               13G                Page 9 of 12 Pages
-----------------------                           ----------------------------

ITEM 1(a).     NAME OF ISSUER:

               Specialty Chemical Resources, Inc.
               ---------------------------------------------------------------
ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               9055 S. Freeway Drive
               Macedonia, Ohio 44056
               ---------------------------------------------------------------
ITEM 2(a).     NAME OF PERSON FILING:

               (1)  Wolverine Investors
               (2)  Lakeview Trust
               (3)  1990 Bronx Trust
               (4)  1990 Bronx Trust #1
               (5)  1990 Des Moines Trust #1
               (6)  JJ 1994 Trust
               (7)  1990 Des Moines Trust
               ---------------------------------------------------------------

               Wolverine Investors, an Illinois general partnership, is the holder of 531,600 shares of Specialty Chemical Resources, Inc. Common Stock ("Specialty Common Stock"). Lakeview Trust, 1990 Bronx Trust, 1990 Bronx Trust #1, 1990 Des Moines Trust #1, JJ 1994 Trust and 1990 Des Moines Trust (collectively, the "Trusts") are the general partners of Wolverine Investors. 1990 Des Moines Trust is the the holder of 3,600 shares of Specialty Common Stock. Newton Minow and Daniel Tisch are trustees of each of the Trusts. Charles H. Goodman is a trustee of each of 1990 Bronx Trust, 1990 Bronx Trust #1, 1990 Des Moines Trust #1 and 1990 Des Moines Trust. The beneficiaries of each of the Trusts are family members of J. Ira Harris who from time to time provides investment advice to Wolverine Investors and the Trusts with respect to the acquisition or disposition of Specialty Common Stock

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               (1)-(7)   200 West Madison Street
                         Suite 3800
                         Chicago, IL 60606
               ---------------------------------------------------------------
ITEM 2(c).     CITIZENSHIP:

               (1)-(7)   Illinois
               ---------------------------------------------------------------
ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock
               ---------------------------------------------------------------
ITEM 2(e):     CUSIP NUMBER:

               84748720
               ---------------------------------------------------------------

                                   Page 9 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 098072101               13G                Page 10 of 12 Pages
-----------------------                           ----------------------------

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  / /  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  / /  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) / / Investment company registered under Section 8 of the Investment Company Act;

     (e)  / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.   /x/

ITEM 4.   OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          See Item 9 of Cover Pages
          --------------------------------------------------------------------
     (b)  Percent of class:

          See Item 11 of Cover Pages
          --------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:

               See Item 5 of Cover Pages
               ---------------------------------------------------------------
          (ii) Shared power to vote or to direct the vote:

               See Item 6 of Cover Pages
               ---------------------------------------------------------------

                                   Page 10 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 098072101               13G                Page 11 of 12 Pages
-----------------------                           ----------------------------

         (iii) Sole power to dispose or to direct the disposition of:

               See Item 7 of Cover Pages
               ---------------------------------------------------------------
          (iv) Shared power to dispose or to direct the disposition of:

               See Item 8 of Cover Pages
               ---------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10.  CERTIFICATIONS

          By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   Page 11 of 12 pages

-----------------------                           ----------------------------
  CUSIP No. 098072101               13G                Page 12 of 12 Pages
-----------------------                           ----------------------------


                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    February 16, 1998

WOLVERINE INVESTORS

  By LAKEVIEW TRUST, its general partner


  By: /s/ Newton Minow
      --------------------------------------
      Trustee

LAKEVIEW TRUST


By: /s/ Newton Minow
    ----------------------------------------
    Trustee

1990 BRONX TRUST


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


1990 BRONX TRUST #1


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


1990 DES MOINES TRUST #1


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


JJ 1994 TRUST


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


1990 DES MOINES TRUST


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


                                   Page 12 of 12 pages

EXHIBIT 1

                              Agreement to File Jointly


          Pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the authority of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree as of this 8th day of September, 1998 to file jointly with the Commission, a statement on
Schedule 13G, including all amendments made thereto, relating to the beneficial ownership by the undersigned of certain shares of common stock of Specialty Chemical Resources, Inc.

WOLVERINE INVESTORS

  By LAKEVIEW TRUST, its general partner


  By: /s/ Newton Minow
      --------------------------------------
      Trustee

LAKEVIEW TRUST


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


1990 BRONX TRUST


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


1990 BRONX TRUST #1

By: /s/ Newton Minow
    ----------------------------------------
    Trustee


1990 DES MOINES TRUST #1


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


JJ 1994 TRUST


By: /s/ Newton Minow
    ----------------------------------------
    Trustee


1990 DES MOINES TRUST


By: /s/ Newton Minow
    ----------------------------------------
    Trustee